Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Fohliette Becote
November 16, 2004		(919) 687-7835
(919) 687-7821 Fax
fohliette.becote@mfbonline.com

M&F Bancorp, Inc. Declares 4th Quarter Cash Dividend

and 100% Stock Dividend

Durham, NC — (November 16, 2004) M&F Bancorp, Inc. announced that its Board of Directors approved a ten cent ($.10) per share quarterly dividend. Each shareholder of record at the close of business on December 15, 2004 is entitled to receive $.10 for each share of stock on the record date. The payment date is January 7, 2005.

In addition, M&F Bancorp, Inc.’s Board of Directors has declared a 100% stock dividend. Each shareholder of record at the close of business on December 20, 2004 is entitled to receive one additional share of stock for each share of stock owned on the record date. The payment date is January 10, 2005.

M&F Bancorp, Inc., a one-bank holding company with assets of approximately $226.7 million as of September 30, 2004, is the parent company of Mechanics and Farmers Bank (M&F Bank). The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.OB.” For additional information contact M&F Bancorp Corporate Headquarters, 2634 Durham-Chapel Hill Blvd., Durham, NC 27707, or visit www.mfbonline.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including regulatory approvals, completion of the due diligence process, success of acquiring new locations and integrating newly acquired branches, additional expansion opportunities, the effect of changing economic conditions, product demand, changes in the regulatory environment, and other risk factors detailed in M&F Bancorp’s Securities and Exchange Commission filings.

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